10.2   Financial Capital Consultant Agreement

                            CONSULTING AGREEMENT




Agreement made this 24th day of October 2000 by and between thatlook.com, Inc., corporation ("Company") and Financial Capital Consultant, Inc., ("Consultant'').

Consultant is an independent contractor willing to provide certain skills and abilities to the Company that the Company has need for. In consideration of the mutual terms, conditions and covenants hereinafter set forth, Company and Consultant agree as follows:

1. The Company hereby employs the Consultant as an independent contractor, and the Consultant hereby accepts employment.
2. The term of this Agreement shall be for three months, commencing on the date of execution of the Agreement. At the conclusion of the Agreement, if both parties agree, a contract extension may be negotiated.
3. Company shall pay to Consultant and Consultant shall accept from the Company as compensation for all services to be provided pursuant to this Agreement a total of 300,000 shares of common stock of the Company which will be payable as follows:

    i) 300,000 shares of restricted common stock of Company will be immediately transferred to Consultant; a SB-2 will be filed within 15 days of transfer to of said stock to Consultant to cause said 300,000 of stock to become freely tradeable,

4. Consultant shall provide on an 'as needed' and as a 'best efforts' basis the following services:

    a) E-mail. E-mail information alerts to Consultant's entire e-mail list detailing Company's current operations, expectations and opinions. Consultant shall attempt to inform and educate current and potential investors concerning the Company. The information in these alerts will be provided by Company. Company agrees to provide complete and truthful information to Consultant. Alerts shall be issued on an as needed basis.

    b) Press Releases. Consultant will consult with Company concerning timing an content of Press Releases.

    c) Newsletter. Consultant will provide Company information to the public Internet and hard copy newsletters on an as needed basis.

    d) Internet Interviews. Consultant will introduce Company to companies that provide Internet voice streaming and video streaming of interviews of executives. Client will be solely responsible for costs of these services up to $25,000. Consultant will consult with Company concerning timing and content of these interviews.

5. Consultant is an independent contractor and may engage in other business activities.

6. Neither party may assign this Agreement without the express written consent of the other party.

7. Consultant is an independent contractor and nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent or employee of the Company, nor shall either party have any authority to bind the other.

8. It is agreed between the parties that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements oral or written, between the parties and is intended as a complete and exclusive statement of the agreement between the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties.

9. All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or by Certified Mail - Return Receipt Requested, postage prepaid, addressed to the party's last known address.

10. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.


INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date first above written.

thatlook.com , Inc

By:/s/Gerard A. Powell
   -------------------
   Gerard A. Powell, CEO


Financial Capital Consultants, Inc.

By:/s/Jimmy Carter
   -------------------
   Jimmy Carter, President